UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Security Bank Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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SECURITY BANK CORPORATION

4219 Forsyth Road

Macon, Georgia 31210

April 10, 2009

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders to be held on Thursday, May 28, 2009, at 2:00 p.m. at the Macon Centreplex, 200 Coliseum Drive, Macon, Georgia 31217. At this year’s Annual Meeting, you will be asked, among other items, to elect five members of the Board of Directors and to ratify the selection of the independent auditors for fiscal year 2009. Your affirmative vote on these matters is important, and we appreciate your continued support. We will also review our 2008 business results and discuss other matters of interest to our shareholders.

We hope you can attend the meeting in person, but even if you plan to do so, we encourage you to vote your shares ahead of time. This year, we are pleased to be using the U.S. Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our shareholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of this Proxy Statement and our 2008 Annual Report on Form 10-K. The Notice contains instructions on how to access those documents and vote online. The Notice also contains instructions on how each of those shareholders can receive a paper copy of our proxy materials, including this Proxy Statement, our 2008 Annual Report on Form 10-K and a proxy card. All shareholders who do not receive a Notice of Internet Availability will receive a paper copy of the proxy materials by mail. We believe that this new process will conserve natural resources and reduce the costs of printing and distributing our proxy materials.

If you attend the meeting and prefer to vote in person, you may do so. The Proxy Statement explains more about proxy voting and the items on which you will be voting. Please read it carefully.

Sincerely,

Alford C. Bridges

Chairman of the Board

SECURITY BANK CORPORATION

4219 Forsyth Road

Macon, Georgia 31210

NOTICE OF 2009 ANNUAL MEETING OF SHAREHOLDERS

May 28, 2009

TO THE SHAREHOLDERS OF SECURITY BANK CORPORATION:

The 2009 Annual Meeting of Shareholders of Security Bank Corporation, a Georgia corporation, will be held at the Macon Centreplex, 200 Coliseum Drive, Macon, Georgia 31217, on Thursday, May 28, 2009, at 2:00 p.m., to consider and vote upon the following matters:

(I)	the election of five members of the Board of Directors;

(II)	the ratification of the selection of McNair, McLemore, Middlebrooks & Co., LLP as the independent auditors for Security Bank Corporation for fiscal year 2009; and

(III)	to act upon such other matters as may properly come before the meeting or any reconvened meeting following any adjournment thereof.

Information relevant to these matters is set forth in the attached Proxy Statement. Only shareholders of record at the close of business on April 9, 2009 may vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting

to Be Held on May 28, 2009.

The 2009 Proxy Statement and Annual Report to shareholders are available at http://www.cfpproxy.com/4556.

Your vote is important. Whether or not you plan to attend the meeting personally, we hope you will vote promptly.

If you received a paper copy of the proxy materials by mail, you may vote your shares by proxy by doing any one of the following:

•	Vote at the Internet site address listed on your proxy card;
•	Call the toll-free number listed on your proxy card; or
•	Sign, date and return in the envelope provided the enclosed proxy card.

If you received only a Notice of Internet Availability of Proxy Materials by mail, you may vote your shares by proxy at the Internet site address listed on your Notice. You may also request a paper copy of the proxy materials by visiting the Internet site address listed on your Notice, or by calling the telephone number or sending an e-mail to the e-mail address listed on your Notice.

You may revoke your proxy any time prior to its exercise, and you may attend the meeting and vote in person, even if you have previously returned your proxy.

By Order of the Board of Directors,

Linda L. Cassidy

Secretary

Macon, Georgia

April 10, 2009

i

SECURITY BANK CORPORATION

4219 Forsyth Road

P. O. Box 4748

Macon, Georgia 31210

(478) 722-6200

PROXY STATEMENT

ANNUAL MEETING

May 28, 2009

This Proxy Statement is furnished to the shareholders of Security Bank Corporation in connection with the solicitation of proxies by our Board of Directors to be voted at the 2009 Annual Meeting of Shareholders and at any adjournments thereof (the Annual Meeting). The Annual Meeting will be held on May 28, 2009 at 2:00 p.m. at the Macon Centreplex, 200 Coliseum Drive, Macon, Georgia 31217.

In accordance with rules and regulations recently adopted by the Securities and Exchange Commission (SEC), instead of mailing a printed copy of our proxy materials to each shareholder of record, we are now furnishing proxy materials to our shareholders on the Internet. If you received only a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request a copy. Instead, the Notice of Internet Availability of Proxy Materials will instruct you how you may access and review online all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials will also instruct you as to how you may submit your proxy over the Internet. If you received only a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, however, you should follow the instructions for requesting those materials included in the Notice. We believe that this new process will help us cut unnecessary expenses and conserve the environment by reducing postage, printing expenses and paper waste.

The Notice of Internet Availability of Proxy Materials is first being sent to shareholders on or about April 17, 2009. This Proxy Statement and the enclosed form of proxy relating to the 2009 Annual Meeting are first being made available to shareholders on or about April 10, 2009. The Company’s Annual Report on Form 10-K for the year ended December 31, 2008, including consolidated financial statements, is enclosed herewith.

As used in this Proxy Statement, the terms “the Company,” “we,” “our” and “us” all refer to Security Bank Corporation and its subsidiaries.

VOTING

At the close of business on April 9, 2009, the record date for the Annual Meeting, the Company had 23,274,639 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. On each proposal presented for a vote at the Annual Meeting, each shareholder is entitled to one vote per share of Common Stock held as of the record date.

A quorum for the purposes of all matters to be voted on shall consist of shareholders representing, in person or by proxy, a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting. Shares represented at the Annual Meeting that are abstained or withheld from voting will be considered present for purposes of determining a quorum at the Annual Meeting. If less than a majority of the outstanding shares of Common Stock is represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting to another date, time or place.

In voting for the proposal to elect five directors (Proposal I), you may vote in favor of all nominees or withhold your votes as to all or as to specific nominees. The vote required to approve Proposal I is governed by

Georgia law and our Amended and Restated Articles of Incorporation and is a plurality of the votes cast by the holders of shares entitled to vote, provided a quorum is present. Votes withheld and broker non-votes will not be counted and will have no effect.

Any other matter that may be submitted to shareholders will be determined by a majority of the votes cast at the meeting. Votes withheld and broker non-votes will not be counted and will have no effect.

As of April 9, 2009, our directors and executive officers held 4,554,671 shares of Common Stock, or approximately 19.57% of all outstanding Common Stock, and, as of the date hereof, we believe that all of those shares will be voted in favor of Proposals I and II.

PROXIES

Shareholders of record may simplify their voting and reduce the Company’s costs by voting their shares via the telephone or the Internet. Instructions for voting via telephone or the Internet are set forth on the enclosed proxy card or on the Notice of Internet Availability of Proxy Materials. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. These procedures enable shareholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. If your shares are held in the name of a bank or broker, the availability of telephone and Internet voting will depend on the voting processes of the applicable bank or broker; therefore, it is recommended that you follow the voting instructions on the form you receive. If you choose not to vote by telephone or the Internet, please mark your choices on the enclosed proxy card and then date, sign and return the proxy card at your earliest opportunity.

All proxies properly voted by telephone or the Internet and all properly executed written proxy cards that are delivered to the Company (and not later revoked) will be voted at the Annual Meeting in accordance with the directions given. In voting by proxy with regard to the election of directors, you may vote in favor of all nominees, withhold your vote as to all nominees or withhold your vote as to specific nominees. In voting by proxy with regard to the proposal to ratify the selection of the independent auditor, you may vote for or against the proposal or abstain from voting. You should specify your choices on the proxy card. IF NO SPECIFIC INSTRUCTIONS ARE GIVEN WITH REGARD TO THE MATTERS TO BE VOTED UPON, THE SHARES REPRESENTED BY A SIGNED PROXY CARD WILL BE VOTED “FOR” PROPOSALS I AND II LISTED ON THE PROXY CARD. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their judgment.

All proxy cards delivered pursuant to this solicitation are revocable at any time before they are voted by giving written notice to Ms. Linda L. Cassidy, Corporate Secretary, Security Bank Corporation, P.O. Box 4748, Macon, Georgia 31208, by delivering a later dated proxy card, or by voting in person at the Annual Meeting.

PROPOSAL I—ELECTION OF DIRECTORS

Our Board of Directors consists of 16 members, 14 of whom are non-employee directors. The employee directors are our President and Chief Executive Officer, Tony E. Collins, and the Senior Community Banker of Security Bank of Jones County, Thad G. Childs, Jr. Our Amended and Restated Articles of Incorporation provide that the Board of Directors shall be divided into three classes, as nearly equal in number as possible, and that the Board of Directors shall consist of not less than five members and not more than 25 members, with the exact number of directors in each class to be fixed from time to time by resolution of the Board of Directors or the shareholders. The term of office of one of the classes of directors expires each year, and a new class of directors is elected each year by the shareholders for a term of three years and until their successors are elected and qualified. The Board of Directors set the number of members of the Board of Directors at between five and 25 at its March 2008 meeting.

The Board of Directors has nominated the following persons, each of whom is currently a director, for submission to the shareholders for election to a three-year term expiring at the 2012 meeting:

Frank H. Childs, Jr.	Robert T. Mullis
Tony E. Collins	Joe E. Timberlake, III
Gerald R. Francis

Each of the nominees has consented to serve if elected. If any nominee is unavailable to serve for any reason, the Board of Directors may designate a substitute nominee (in which event the persons named as proxies will vote the shares represented by all valid proxy cards for the election of such substitute nominee), allow the vacancy to remain open until a suitable candidate is located or reduce the number of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO ELECT THE FIVE NOMINEES NAMED ABOVE.

Biographies of Director Nominees, Directors and Executive Officers

The following information is set forth with respect to the five nominees for election as directors of the Company, the other persons who currently serve on the Board of Directors of the Company and the executive officers of the Company.

During the previous five years, no director or executive officer was the subject of a legal proceeding (as defined below) that is material to an evaluation of the ability or integrity of any director or executive officer. A “legal proceeding” includes: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive prior to that time; (2) any conviction in a criminal proceeding or subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) any order, judgment or decree of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and (4) any finding by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission of a violation of a federal or state securities or commodities law (such finding having not been reversed, suspended or vacated).

Nominees for Director

Name	Principal Occupation	Age	Director Since
Frank H. Childs, Jr.	Mr. Childs is a partner in the Groover & Childs law firm and is also the County Attorney for Jones County. Mr. Childs is the first cousin of Ruthie G. McMichael and Thad G. Childs, Jr.	60	2003

Tony E. Collins	Mr. Collins has served as President and Chief Executive Officer of the Company since December 2008. He served as Interim President and Chief Executive Officer from September 2008 through December 2008 and served as Executive Vice President and Regional Executive – Atlanta since May 2007. Previously, Mr. Collins served as Senior Vice President, Mergers and Acquisitions, of the Company since May 2005. Prior to joining the Company, Mr. Collins was Vice Chairman of the Board of Directors of SouthBank. His banking career includes 10 years as Chief Administrative Officer for Century South Bank, Inc. and one year as President and Chief Executive Officer of First Bank, Inc.	55	2008

Robert T. Mullis	Mr. Mullis holds ownership interests in various businesses and in real estate holdings.	66	1994

Gerald R. Francis	Mr. Francis joined FSI Group, an investment firm with a focus on financial institutions, in 2007 as a Managing Director. He has over 35 years of experience in the banking industry and has held many of the highest executive leadership roles at various banks over his long career. Prior to joining FSI, Mr. Francis was Chief Executive Officer of Hasten Bancshares and First National Bank & Trust. He also served as Chairman of the Board, President and Chief Executive Officer of City Holding Company and City National Bank of West Virginia and was President of People’s Bank & Trust Company in Indianapolis.	64	2008

Joe E. Timberlake, III	Mr. Timberlake is the retired President of Timberlake Grocery Company in Macon, Georgia. He is also the treasurer of Flintlake, Inc., a managing partner in Timberlands Partnership and Timberlake LLP, and a director of several other private companies.	68	1994

	Continuing Directors—Terms Expiring in 2010
Name	Principal Occupation	Age	Director Since
Benjamin W. Griffith, III	Mr. Griffith is President and owner of Southern Pine Plantations, Inc., a Macon based real estate development and timberland company. Mr. Griffith also holds ownership interests in various other timber, mining and real estate investments in the Southeast.	56	1994

Ruthie G. McMichael	Mrs. McMichael retired from the Jones County School System in May 2007. She was a teacher and media specialist there for 27 years. Mrs. McMichael is the first cousin of Thad G. Childs and Frank H. Childs, Jr.	56	2003

Ben G. Porter	Mr. Porter is Chairman of Filmworks USA, a company that conducts antiques sales and other events at Lakewood Fairgrounds in Atlanta and Buford, Georgia. He is the developer of a residential subdivision and golf course near Darien, on the Georgia coast. In addition, he is the retired President of Charter Medical International and Senior Vice President of Charter Medical Corporation and the former owner of Piedmont Communications Corporation.	75	1996

Larry C. Walker	Mr. Walker is an attorney with the firm of Walker, Hulbert, Gray & Byrd, LLP in Perry, Georgia.	67	1998

James R. Williams	Mr. Williams is the retired former Chairman and Chief Executive Officer of Consultants and Builders, Inc., a bank building and design firm. He is also the Chairman and Chief Executive Officer of Parkway Office Suites, Ltd. (an office suites operator), President of Willford Corporation, LLC (a real estate holding company) and a partner in Flyboy Aviation Properties, LLC and Mathis Field, LLC (private airport ownership and operations). He is also the managing partner for 976 Sierra, LLC, a partnership that owns and operates a Bonanza A-36 airplane.	66	2006

	Continuing Directors—Terms Expiring in 2011
Name	Principal Occupation	Age	Director Since
Edward M. Beckham, II	Mr. Beckham is a partner in Beckham Bros. Distribution, which has rental property holdings. He is also a partner in Beckham Bros., a real estate and agricultural company. He is Vice Chairman of the Board of Directors.	69	1998

Alford C. Bridges	Mr. Bridges is Vice President of Whiteway Development Corporation d/b/a Appling Brothers, a grading, paving and construction company in Macon, Georgia. He is Chairman of the Board of Directors.	70	1994

Thad G. Childs, Jr.	Mr. Childs is the Senior Community Banker of Security Bank of Jones County. Mr. Childs served as President and Chief Executive Officer of Security Bank of Jones County from the completion of the merger between Bank of Gray and the Company in June 2003 until his retirement from those positions on December 31, 2006. He served as President and Chief Executive Officer of the Bank of Gray from January 1987 through May 2003. His banking career also includes nine years with Trust Company Bank of Middle Georgia. Mr. Childs is the first cousin of Frank H. Childs, Jr. and Ruthie G. McMichael.	62	2003

Name	Principal Occupation	Age	Director Since
John W. Ramsey	Mr. Ramsey is the retired Chairman and Chief Executive Officer of Security Real Estate Services, Inc. (formerly known as Fairfield Financial Services, Inc.), a subsidiary of Security Bank of Bibb County. Prior to joining Security Bank of Bibb County, he was Chief Executive Officer of Group Financial Southeast d/b/a Fairfield Financial Associates. Mr. Ramsey is President and owner of Rams Four Ltd., a real estate development company that owns The Pines of Gray. Mr. Ramsey owns Rams Head Ltd., a Subchapter S corporation that owns various real estate holdings. Since 2007, Mr. Ramsey has been involved in real estate development and investment.	65	2000

Robert M. Stalnaker	Mr. Stalnaker is former co-owner and President of Stalnaker Plastics, Inc., a manufacturing company in Warner Robins, Georgia. Mr. Stalnaker also holds interests in real estate and farming.	59	1998

Richard W. White, Jr.	Mr. White is President and part owner of White Brothers Warehouse, Inc., a wholesale distributor of auto parts in Macon, Georgia.	54	1994

Executive Officers

Name	Positions Held	Age
Tony E. Collins	See information under the heading “Nominees For Director” above.	54

Richard A. Collinsworth	Mr. Collinsworth has served as Executive Vice President and Chief Operating Officer of the Company since January 2003. From January 1996 until December 2008, he served as the Company’s Executive Credit Officer. Prior to joining the Company, he was City Commercial Banking Manager for Bank South in Macon in 1995. His 37-year banking background includes positions at NationsBank (now Bank of America) in North Carolina and Texas and at Henderson National Bank in Huntsville, Alabama.	59

James R. McLemore	Mr. McLemore has served as Executive Vice President and Chief Financial Officer of the Company since December 2002. Mr. McLemore served as Executive Vice-President and Chief Financial Officer of The Independent Bankers Bank in Dallas, Texas from December 2000 to November 2002. From August 1998 to November 2000, he served as Senior Vice-President and Chief Financial Officer of IBERIABANK Corporation in Lafayette, Louisiana. Mr. McLemore is a Certified Public Accountant and a Chartered Financial Analyst.	49

Melville A. Jamison II	Mr. Jamison has served as Executive Vice President and Chief Credit Officer of the Company since December 2008. Previously, Mr. Jamison served as President of Security Bank of Bibb County from February 2008 to December 2008 and previously served as Executive Vice President for Commercial Lending for Security Bank of Bibb County. Prior to joining the Company, Mr. Jamison was Executive Vice President of Rivoli Bancorp, Inc. since its inception in 1997.	41

CORPORATE GOVERNANCE

Independent Directors

The Company’s Common Stock is listed on the Nasdaq Global Select Market. Nasdaq requires that a majority of the directors be “independent directors,” as defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules. Generally, a director does not qualify as an independent director if the director (or in some cases, members of the director’s immediate family) has, or in the past three years has had, certain material relationships or affiliations with the Company, its external or internal auditors, or other companies that do business with the Company. The Board of Directors has affirmatively determined that 11 of the Company’s 16 current directors and nominees for director have no other direct or indirect relationships with the Company and therefore are independent directors on the basis of the Nasdaq Marketplace Rules and an analysis of all facts specific to each director. The independent directors are Edward M. Beckham, II, Alford C. Bridges, Frank H. Childs, Jr., Ruthie G. McMichael, Robert T. Mullis, Ben G. Porter, Robert M. Stalnaker, Joe E. Timberlake, III, Larry C. Walker, Richard W. White, Jr. and James R. Williams.

Corporate Governance Guidelines, Code of Conduct and Code of Ethics

The Board of Directors has adopted the Security Bank Corporation Corporate Governance Guidelines, which may be found in the Corporate Governance section of the Company’s website at www.securitybank.net. The Board of Directors has also adopted the Security Bank Corporation Code of Conduct and the Security Bank Corporation Code of Ethics, which may also be found in the Corporate Governance section of the Company’s website at www.securitybank.net. Within the time period required by the SEC and Nasdaq, we will post on our website any amendment to our Code of Ethics and any waiver applicable to any of our directors.

Director Nominating Process

Shareholders may recommend a director nominee by writing to the Corporate Secretary. To be considered, recommendations must be received by the Company at least 120 calendar days prior to the date of the Company’s Proxy Statement for the prior year’s Annual Meeting of Shareholders and include all required information to be considered. In the case of the 2010 Annual Meeting of Shareholders, this deadline is December 11, 2009. All recommendations will be brought to the attention of the Nominating Committee.

The Nominating Committee reviews the appropriate experience, skills and characteristics required of members of the Board of Directors in the context of the current membership of the Board of Directors. Additionally, the Nominating Committee reviews and recommends from time to time any changes to the composition and operations of the Board of Directors and its committees.

The Company’s Board of Directors has established the following process for the identification and selection of candidates for director. The Nominating Committee, in consultation with the Chairman of the Board of Directors, shall periodically examine the composition of the Board of Directors and determine whether the Board of Directors would better serve its purposes with the addition of one or more directors. If the Nominating Committee determines that adding a new director is advisable, the Committee will initiate the search, working with other directors, management and, if it deems appropriate or necessary, a search firm retained to assist in the search. The Nominating Committee will consider all appropriate candidates proposed by management, directors and shareholders. Information regarding potential candidates will be presented to the Nominating Committee, and the Nominating Committee shall evaluate the candidates based on the needs of the Board of Directors at that time and issues of integrity, business experience, education, accounting and financial expertise, age, diversity, reputation, civic and community relationships, and knowledge and experience in matters impacting financial institutions, as set forth in the Nominating Committee’s Charter. Potential candidates will be evaluated according to the same criteria, regardless of whether the candidate was recommended by shareholders, the Nominating Committee, another director, Company management, a search firm or another third party. The Nominating Committee shall submit any recommended candidate(s) to the full Board of Directors for approval and recommendation to the shareholders.

Shareholder Communications to the Board of Directors

Shareholders who wish to communicate with the Board of Directors or any such other individual director or directors may do so by sending written communications addressed to the Board of Directors or such individual director or directors, c/o Corporate Secretary, Security Bank Corporation Board of Directors, P.O. Box 4748, Macon, GA, 31208. All communications directed to the Board of Directors, a committee of the Board of Directors or such individual directors will be received and processed by the Corporate Secretary and will be transmitted to the appropriate director or directors without any editing or screening by the Corporate Secretary. Each member of the Board of Directors who receives communications directly from security holders exercises his or her own discretion on whether to present the communications to the Board of Directors.

Board of Directors Meeting Attendance

The Board of Directors of the Company conducts regular meetings, generally on a monthly basis. The Board of Directors met 15 times during 2008. Excluding Benjamin W. Griffith, III, each director attended at least 75% of the meetings of the full Board of Directors and of the committees of the Board of Directors on which he or she serves.

The Company does not have a formal policy on director attendance at the Company’s annual meeting; however all directors are encouraged to attend. All of the Board of Directors attended the 2008 Annual Meeting of Shareholders.

Committees of the Board of Directors

The Board of Directors has established four standing committees: Audit, Compensation, Nominating and Executive. Information regarding the functions of these committees, their present membership and the number of meetings held by each committee during 2008 is set forth below:

Audit Committee

The Audit Committee of the Company serves in a dual capacity as the Audit Committee of the Company and each of the subsidiary banks. The current members of the Audit Committee are Mr. Beckham (Chairman), Mr. Bridges, Mrs. McMichael, Mr. Stalnaker, Mr. Timberlake, Mr. White and Mr. Williams. During 2008, this committee held eight meetings. The Audit Committee’s functions include engaging the Company’s independent public accounting firm, reviewing with that firm the plans and results of the audit engagement of the Company, approving the annual audit plan and reviewing the results of the procedures for internal auditing, reviewing the independence of the independent public accounting firm, reviewing the Company’s financial results and SEC filings, reviewing the design and effectiveness of the Company’s internal controls and similar functions and approving all auditing and non-auditing services performed by its independent public accounting firm. The Audit Committee also creates, reviews and recommends changes to the corporate governance policies and procedures of the Company. Another function of the Audit Committee is to carry out the statutory requirements of a bank audit committee as prescribed under applicable law. The Board of Directors has adopted a written charter for the Audit Committee, which was amended in 2006. The Audit Committee Charter may be found in the Corporate Governance section of the Company’s website at www.securitybank.net. All members of the Audit Committee meet the independence standards of Rule 4200(a) (15) of the Nasdaq Marketplace Rules. The Board of Directors has determined that we do not have a director that would qualify as an “audit committee financial expert.” The Board of Directors believes, however, that all members of the Audit Committee have the financial acumen to discharge the Audit Committee’s responsibilities and a majority of members meet the qualifications of Rule 4350(d)(2) of the Nasdaq Marketplace Rules, and meet the definition of “financial sophistication.” The formal report of the Audit Committee with respect to the year ended December 31, 2008 begins on page 34 herein.

Compensation Committee

The Company has a Compensation Committee that serves to establish compensation for executive officers and directors, reviews the selection and hiring of executive officers, and oversees the administration of any equity incentive plans and the Annual Cash Incentive Plan.

In prior years, the Compensation Committee has independently retained a compensation consultant, Matthews Young Management Consulting (Matthews Young), to review the elements of our compensation program and to identify its strengths and weaknesses. The mandate of the consultant is to serve the Company and work for the Compensation Committee in its review of executive compensation practices, including the competitiveness of pay levels, design issues, market trends and technical considerations. For 2008, the Committee did not utilize the services of Matthews Young. The Board of Directors has adopted a Compensation Committee Charter, which may be found in the Corporate Governance section of the Company’s website at www.securitybank.net.

Members of the Board of Directors who served on the Compensation Committee in 2008 are independent directors as defined by the Nasdaq Marketplace Rules. The current members of the Compensation Committee are Mr. Timberlake (Chairman), Mr. Frank Childs (Vice Chairman), Mr. Beckham, Mr. Bridges, Mrs. McMichael, Mr. Mullis, and Mr. Walker. During 2008, this committee held four meetings.

Nominating Committee

The primary function of the Nominating Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the size and composition of the Board of Directors, identifying individuals for nomination as members of the Board of Directors and filling vacancies on the Board of Directors. The Board of Directors has adopted a Nominating Committee Charter, which was amended subsequent to the 2007 Annual Meeting and may also be found in the Corporate Governance section of the Company’s website at www.securitybank.net. A description of the Nominating Committee’s policy regarding director candidates nominated by shareholders appears under the heading “Director Nominating Process” above.

The Nominating Committee is comprised of members that meet the independence standards of Rule 4200(a)(15) of the Nasdaq Marketplace Rules. The current members of the Nominating Committee are Mr. Mullis (Chairman), Mr. Bridges, Mrs. McMichael, and Mr. Stalnaker. During 2008, this committee held four meetings.

Executive Committee

The purpose of the Executive Committee is to act on behalf of the Board of Directors between regularly scheduled meetings of the full Board of Directors. The Executive Committee has the same power as the full Board of Directors to take or approve any action and shall report to the Board of Directors any actions which the Executive Committee takes on its behalf. The Executive Committee does not have the powers granted to any other committees of the Board of Directors or reserved for the shareholders of the Company.

The Board of Directors has adopted an Executive Committee Charter, which may be found in the Corporate Governance section of the Company’s Web site at www.securitybank.net. The current members of the Executive Committee are Mr. Walker (Chairman), Mr. Porter, Mr. Bridges, Mr. Frank Childs, Mr. Francis, Mr. Mullis, Mr. Timberlake and Mr. White. During 2008, the Executive Committee held 11 meetings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Based on information provided to the Company, set forth in the table below is information regarding beneficial ownership of our Common Stock as of April 9, 2009 for the following persons:

•	each person known by us to beneficially own more than 5% of our outstanding Common Stock;

•	each of our named executive officers (as defined in “Executive Compensation” below);

•	each of our directors; and

•	all of our directors, nominees for director and executive officers of the Company as a group.

Unless otherwise indicated, the address of each of the named individuals is c/o Security Bank Corporation, 4219 Forsyth Road, Macon, Georgia, 31210.

Name	Shares of Common Stock Beneficially Owned(1)		Percentage of Common Stock Outstanding(2)
FSI Group(3)	6,079,027		20.59%
Jonathan W. Been(4)	1,883,258		6.38%
Edward M. Beckham, II	101,000		0.34%
Alford C. Bridges	326,414		1.11%
Frank H. Childs, Jr.	63,840		0.22%
Thad G. Childs, Jr.	231,088	(5)	0.78%
Tony E. Collins	50,000	(6)	0.17%
Richard A. Collinsworth	117,671	(7)	0.40%
Gerald R. Francis	—		0.00%
Benjamin W. Griffith, III	2,107,820	(8)	7.14%
Melville A. Jamison II	5,783	(9)	0.02%
James R. McLemore	57,518	(10)	0.19%
Ruthie G. McMichael	57,182	(11)	0.19%
Robert T. Mullis	430,705	(12)	1.46%
Ben G. Porter	272,009	(13)	0.92%
John W. Ramsey	295,766		1.00%
Robert M. Stalnaker	24,413	(14)	0.08%
Joe E. Timberlake, III	282,438	(15)	0.96%
Larry C. Walker	126,006	(16)	0.43%
Richard W. White	96,722	(17)	0.33%
James R. Williams	82,376	(18)	0.28%
Directors, Nominees and Executive Officers as a Group (19 persons)	4,728,751		16.02%

(1)	A person is deemed to be a “beneficial owner” of a security if he or she has or shares the power to vote or direct the voting of security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days from April 9, 2009. More than one person may be deemed to be a beneficial owner of the same securities. All persons shown in the table above have sole voting and investment power, except as otherwise indicated.
(2)	Calculated on a basis of 29,527,746 shares outstanding as of April 9, 2009 which includes 23,274,639 outstanding shares of Common Stock, 174,080 options exercisable within 60 days of April 9, 2009 and 6,079,027 shares of Common Stock issuable pursuant to the warrants described in footnote 3 below.
(3)

The address of FSI Group, LLC is 441 Vine Street, Suite 1300, Cincinnati, Ohio 45202. Information is based on a Schedule 13G filed with the Securities and Exchange Commission on May 7, 2008, except for information with regard to non-voting Common Stock, which information is derived from those certain Non-Voting Warrants to Purchase Shares of Non-Voting Common Stock of Security Bank Corporation

between Security Bank Corporation and Financial Stocks Capital Partners IV L.P. (FSCP IV), dated as of June 27, 2008, and between Security Bank Corporation and Financial Stocks Capital Partners V L.P. (FSCP V), dated as of June 27, 2008. Consists of (i) 2,233,627 shares of voting Common Stock issuable pursuant to a warrant issued to FSCP V, that is currently exercisable, (ii) 3,085,521 shares of Nonvoting Common Stock issuable pursuant to a warrant issued to FSCP V that is currently exercisable, (iii) 319,090 shares of Voting Common Stock issuable pursuant to a warrant issued to FSCP IV that is currently exercisable and (iv) 440,789 shares of Nonvoting Common Stock issuable pursuant to a warrant issued to FSCP IV that is currently exercisable. Finstocks Capital Management V, LLC is the general partner of FSCP V. Finstocks Capital Management V, LLC is a subsidiary of FSI Group, LLC, which is controlled by Steven N. Stein and John M. Stein, who have the power to vote and dispose of the shares being reported. Finstocks Capital Management IV, LLC is the general partner of FSCP IV. Finstocks Capital Management IV, LLC is a subsidiary of FSI Group, LLC, which is controlled by Steven N. Stein and John M. Stein, who have the power to vote and dispose of the shares being reported. Finstocks Capital Management V, LLC, Finstocks Capital Management IV, LLC, FSI Group, LLC, Steven N. Stein and John M. Stein each disclaim beneficial ownership of securities held by FSCP V and FSCP IV except to the extent of any pecuniary interest therein. Each of FSCP V and FSCP IV disclaims beneficial ownership of shares held by the other except to the extent of any pecuniary interest therein.

(4)	The address of Jonathan W. Been is 3137 Chestnut Drive, Chamblee, Georgia 30340. Information is based solely on a Schedule 13G/A, filed with the Securities and Exchange Commission on April 1, 2008. Mr. Been has pledged 1,883,258 shares of Common Stock as collateral.
(5)	Includes 30,000 shares subject to presently exercisable options. Mr. Thad Childs has pledged 201,088 shares of Common Stock as collateral.
(6)	Includes 5,000 shares subject to presently exercisable options.
(7)	Includes 85,747 shares subject to presently exercisable options. Mr. Collinsworth has pledged 29,164 shares of Common Stock as collateral.
(8)	Includes 267,865 shares held by Griffith Family Charitable Foundation, Inc. Mr. Griffith disclaims beneficial ownership of these shares.
(9)	Includes 1,383 shares held by Mr. Jamison’s wife.
(10)	Includes 53,333 shares subject to presently exercisable options.
(11)	Includes 2,410 shares held by Mrs. McMichael’s husband.
(12)	Includes 299,874 shares held by an affiliated corporation; 22,530 shares held jointly with Michael C. Griffin; and 76,831 shares for which Mr. Mullis holds a power of attorney. In addition, 361,335 shares of Common Stock beneficially owned by Mr. Mullis have been pledged as collateral. Mr. Mullis disclaims beneficial ownership for the shares held jointly with Mr. Griffin and the shares for which he holds a power of attorney.
(13)	Mr. Porter has pledged 178,728 shares of Common Stock as collateral.
(14)	Includes 1,800 shares held by Mr. Stalnaker’s wife.
(15)	Includes 28,631 shares held by Mr. Timberlake as trustee for revocable family trusts and 12,150 shares held by a broker in an account in the name of Mr. Timberlake’s grandchildren, for which Mr. Timberlake is the custodian.
(16)	Includes 673 shares held by Mr. Walker’s wife and 76,850 shares titled in the name of David G. Walker and Lawrence C. Walker, Jr., Co-Trustees of the Lawrence C. Walker, Sr. Trust.
(17)	Includes 31,814 shares held jointly with Mr. White’s wife.
(18)	Includes 62,081 shares held jointly with Mr. Williams’ wife, and 4,838 shares that are titled solely to Mr. Williams’ wife.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion provides an overview and analysis of our compensation program and policies, the material decisions we have made under those programs and policies with respect to our named executive officers, and the material factors we considered in making those decisions. We will discuss the various elements included in executive compensation and how we determined those elements. We will also discuss the roles of the Compensation Committee, our compensation consultants and our Chief Executive Officer in this process. Later in this Proxy Statement under the heading “Additional Information Regarding Executive Compensation,” you will find a series of tables containing specific information about the compensation earned or paid in 2008, 2007 and 2006 to our named executive officers. The discussion below is intended to help you understand the detailed information provided in those tables and to put that information into context within our overall compensation program.

The following individuals comprise our named executive officers:

•	Tony E. Collins, President and Chief Executive Officer;

•	H. Averett Walker, our former President and Chief Executive Officer;

•	Richard A. Collinsworth, Executive Vice President and Chief Operating Officer;

•	James R. McLemore, Executive Vice President and Chief Financial Officer; and

•	Melville A. Jamison II, Executive Vice President and Chief Credit Officer.

Economic Impact on Executive Compensation

As for many financial institutions, fiscal year 2008 was a particularly challenging year for our Company. The compensation of our named executive officers was significantly affected by the current state of the financial markets, as well as our financial results and decline in stock price. For example:

•	we decided not to grant incentive bonuses to our named executive officers in 2008, including bonuses based on individual performance; and

•	all of the outstanding stock options held by our named executive officers are underwater.

Objectives of Our Compensation Program

The overall objective of our compensation program is to provide total compensation that is fair and equitable to our executives and to our shareholders. In order to accomplish this overall objective, our compensation program is designed to: (i) attract the qualified executives necessary to meet our needs as defined by our strategic plans, and (ii) retain and motivate the executives to achieve performance that supports the achievement of our objectives.

Compensation Decision Process

The Compensation Committee of our Board of Directors reviews and makes decisions with respect to salaries, bonuses, equity incentives and employee benefits for our executive officers. Our Chief Executive Officer makes recommendations to the Compensation Committee regarding the performance of, and compensation levels for, the other executive officers but does not participate in the decision making process regarding their compensation. He also gives the Compensation Committee input on industry compensation levels and practices that he receives from shareholders and others.

In prior years, the Compensation Committee retained Matthews Young to assist in making its compensation decisions. Matthews Young is a strategy, organization and human resources consulting firm with a proprietary southeastern United States database that has expertise in several industries, including the financial services industry. In prior years, Matthews Young has provided various services including: (1) providing market data regarding base salary and total cash compensation practices of a peer group of comparable banks; (2) consulting with the Compensation Committee on employment agreements with executives; (3) advising the Compensation Committee on incentive compensation plans (both annual and long-term equity); (4) consulting with the Compensation Committee on possible amendments to the SERP Agreements; and (5) advising the Compensation Committee on types of compensation that comprise the total mix of executive compensation.

The Compensation Committee did not engage Mathews Young in 2008. After reviewing the Company’s performance in 2007, along with our forecasts for 2008 earnings, nonperforming assets and the local and national economies, the Compensation Committee decided to maintain 2008 compensation levels generally at 2007 levels, and as a result, we did not conduct a market survey of comparable executive compensation or review any peer group data. The Compensation Committee also determined that the Company would not pay executive bonuses for 2008, and therefore, did not establish target bonuses or performance criteria.

Elements of Compensation

Base Salary

The base salaries of our named executive officers are designed to provide a reasonable level of compensation for day-to-day responsibilities and sustained performance. The Compensation Committee reviews base salaries annually and makes adjustments, if any, based on the review of competitive salaries in our peer group, as well as a subjective evaluation of the individual officer’s responsibilities, job scope, current Company performance and individual’s performance over prior years. For example, we generally consider the Company’s earnings and core deposit growth and assess each officer’s efforts towards successful execution of our capital plan, successful management of nonperforming assets, business conduct and integrity, and leadership and team building skills.

During 2007 and 2008, results from operations and other performance measures for the Company declined significantly primarily due to an increase in nonperforming assets resulting from the continued decline in the residential real estate market. As a result, the Compensation Committee and Board of Directors approved the following 2008 base salaries for our named executive officers, which were largely the same or less than those paid in 2007: Mr. Walker: $350,000 (a $20,000 decrease from 2007), Mr. McLemore: $210,000 (a $10,000 increase from 2007), and Mr. Collinsworth: $240,000 (a $10,000 decrease from 2007). Mr. Collins’ 2008 base salary was $200,000, the same as in 2007, through September 2008, and was increased to $285,000 in October 2008, in connection with his appointment to Interim President and Chief Executive Officer of the Company. Mr. Collins was named President and Chief Executive Officer of the Company in December 2008. Mr. Jamison’s 2008 base salary was $150,800. Mr McLemore received an increase in his salary due to the expansion of his duties and responsibilities.

Base salaries will remain at the same levels for 2009. These salaries reflect the Compensation Committee’s desire to maintain a competitive compensation structure while also considering the current performance of the Company.

Annual Cash Incentive Awards

In prior years, annual cash incentive awards were a significant portion (approximately 30%) of each executive officer’s total annual cash compensation. These awards were linked to the attainment of the annual performance objectives determined by the Compensation Committee under the Annual Incentive Plan. The Annual Incentive Plan historically has included two components: (1) awards earned based upon achievement of certain financial objectives, and (2) awards earned within a discretionary pool. For 2007 and 2006, the maximum incentive opportunity was 45% of base salary for our Chief Executive Officer and 40% of base salary for our other named executive officers. As noted above, however, the Compensation Committee determined that, in light of the current financial markets and the additional challenges facing the Company, awarding bonuses was not appropriate nor in the best interest of the Company and its shareholders. As a result, the Compensation Committee determined not to maintain the Annual Incentive Plan for fiscal year 2008, and our named executive officers did not receive any cash incentive awards.

Long-Term Equity Incentive Awards

We maintain the 2007 Omnibus Long-Term Incentive Plan and the 2004 Omnibus Long-Term Incentive Plan, under which we are permitted to grant incentive stock options, restricted stock, stock appreciation rights and performance units. Historically, every three years we have granted our named executive officers long-term equity incentive awards in the form of performance-based stock options that become non-forfeitable upon achievement of specific pre-established levels of Company performance over a three-year performance cycle. If we fail to achieve the required performance level for a particular time period, the options for that time period are forfeited. If we achieve the performance goal, the options become non-forfeitable and vest over the same three-year period. We use a three-year performance cycle in order to maintain a long-term perspective on performance rather than an annual or quarterly perspective. We believe that performance-based stock options align the interests of our named executive officers with those of our shareholders because they reward the officers’ performance with equity in the Company. In accordance with our three-year grant schedule, stock options were most recently granted to the named executive officers (other than Mr. Jamison) in 2007, for the 2007-2009 performance cycle. The Compensation Committee set the earnings per share growth target at the beginning of the three-year cycle, and the stock options would vest and become exercisable annually depending on our performance against the target. The earnings per share targets are as follows:

	Tier 1	Tier 2
2007	$1.55	$1.59
2008	$1.74	$1.83
2009	$1.95	$2.10

The options scheduled to become non-forfeitable in 2007 and 2008 were forfeited because we did not achieve the earnings per share target. The vesting schedule for Mr. Jamison’s stock options differs from that of the named executive officers because he only recently became an executive officer of the Company. Please see the Outstanding Equity Awards at 2008 Fiscal-Year End Table on page 18 of this Proxy Statement for additional information.

In accordance with this three-year grant schedule, we did not grant any options or other equity awards to our named executive officers in 2008. We do not plan on granting stock options in 2009.

Retirement Benefits

We maintain SERP Agreements for the benefit of Messrs. Walker, McLemore and Collinsworth. The Compensation Committee desired to provide competitive retirement benefits given the restrictions on executives within tax-qualified plans. In 2005, the Compensation Committee worked with Matthews Young in analyzing the benefits of using SERP Agreements to address the issues of internal and external equity in terms of retirement benefits offered to all employees at the Company as a percentage of final average pay and executives in our peer group. The Board of Directors approved supplemental retirement benefits targeting 65% of the final average base salary for these officers. The Board of Directors selected a target of 65% to match such benefits offered to other employees fully participating in qualified retirement plans offered by the Company. The SERP Agreements were amended in December 2008 to make certain revisions necessary to comply with Section 409A of the Internal Revenue Code, as well as to provide for a lump sum payment upon the occurrence of a change in control of the Company (as opposed to installment payments). For more information on the SERP Agreements, please see the Pension Benefits for Fiscal Year 2008 table on page 20 of this Proxy Statement.

Other Executive Benefits

Perquisites. We provide the following perquisites to our named executive officers: (i) personal use of Company-owned automobile or a car allowance; (ii) country club memberships and dues; and (iii) personal use of Company-provided cell phones. In 2008, our named executive officers received the same perquisites and benefits as they did in 2007. We determined the types of perquisites to provide based on information previously gathered by Matthews Young and the Compensation Committee’s prior review of other financial institutions in our market area. We believe these perquisites serve a dual purpose. They are competitive with companies in our peer group, and they also facilitate the officer’s ability to work outside our corporate headquarters by assisting with travel and providing an external location to conduct business. For information on the incremental cost of these perquisites, please see footnote 5 to the Summary Compensation Table on page 16 of this Proxy Statement.

Employee Stock Purchase Plan. The named executive officers are eligible to participate in our Employee Stock Purchase Plan, which allows them to purchase our Common Stock through payroll deductions ranging from an annual amount of $240 to $7,200. The purchase price is set at 15% less than the most recent monthly closing price on the Nasdaq Global Select Market. All of our employees are eligible to participate in our Employee Stock Purchase Plan. In December 2008, the Company decided to freeze the Employee Stock Purchase Plan because all shares authorized for issuance under such plan have been purchased.

Employment Agreements. We are parties to employment agreements with each of our executive officers, except for Mr. Jamison, each of which provide for severance benefits upon certain types of employment terminations. Additional information regarding severance benefits may be found on page 23 of this Proxy Statement under the heading, “Potential Payments upon Termination or Change in Control.” We believe our employment agreements serve a number of functions, including (1) retention of our executive team; (2) mitigation of any uncertainty about future employment and continuity of management in the event of a change in control; and (3) protection of the Company and customers through non-compete and non-solicitation covenants. For more information regarding the employment agreements, please see the narrative following the Summary Compensation Table and Grant of Plan-Based Awards Table on page 17 of this Proxy Statement.

Separation Agreement with Mr. Walker

On October 10, 2008, we entered into a separation agreement with Mr. Walker (the Separation Agreement) in connection with his termination as President and Chief Executive Officer of the Company on September 16, 2008. Pursuant to the Separation Agreement, the Company agreed to pay Mr. Walker the same severance benefits he would have received if his employment had been terminated by the Company without cause under his employment agreement. Accordingly, Mr. Walker is entitled to receive a cash payment equal to $845,932, less withholdings for taxes and other required items, payable in a lump sum on the earlier of April 1, 2009, or Mr. Walker’s death. The payment is subject to regulatory approval and has not been paid as of the date of this Proxy Statement. In addition, Mr. Walker is entitled to his vested benefits under the Company’s Savings Incentive Plan and the Supplemental Executive Retirement Agreement between Mr. Walker, the Company and Security Bank of Bibb County, a wholly-owned indirect subsidiary of the Company. The employment provisions under Mr. Walker’s employment agreement terminated upon his resignation, but Mr. Walker continues to be bound by the covenants contained in the employment agreement relating to confidential information, trade secrets, non-competition, non-solicitation of employees and customers and other post-employment obligations.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986 places a limit of $1,000,000 on the amount of compensation that the Company may deduct in any one year with respect to each of its five most highly paid executive officers. Thus far, none of our named executive officers have received compensation in excess of the Section 162(m) limitation and, therefore, all compensation has been fully deductible. As such, Section 162(m) was not a determining factor in establishing the compensation program for 2008.

ADDITIONAL INFORMATION REGARDING EXECUTIVE COMPENSATION

Summary Compensation

The following table sets forth the cash and other compensation that we paid to or was earned by our named executive officers for their services in all capacities during 2008, 2007 and 2006.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
Tony E. Collins President and Chief Executive Officer	2008 2007	221,250 200,000	— —	10,667 25,600	— —	— —	47,327 60,424	279,244 286,024
H. Averett Walker(6) Former President and Chief Executive Officer	2008 2007 2006	262,724 370,000 330,000	— — 29,700	— 51,000 153,000	— — 81,540	— 41,165 32,383	876,584 59,247 183,619	1,139,308 521,412 810,242
James R. McLemore EVP and Chief Financial Officer	2008 2007 2006	210,000 200,000 175,000	— — 14,000	— 28,800 86,400	— — 39,277	24,606 21,600 19,175	19,925 26,722 29,916	254,531 277,122 363,768
Richard A. Collinsworth EVP, Chief Operating Officer	2008 2007 2006	240,000 250,000 220,000	— — 17,600	— 33,600 100,800	— — 48,266	72,177 68,066 57,747	32,402 49,195 131,992	344,579 400,861 576,405
Melville A. Jamison II(7) EVP and Chief Credit Officer	2008	150,800	—	14,417	—	—	19,659	184,876

(1)	Reflects the cash bonus compensation earned within the discretionary component of the Annual Incentive Plan. No discretionary amounts were paid for 2008 or 2007.
(2)	Represents the dollar amount recognized by the Company in 2008, 2007 and 2006 for financial statement reporting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The values of these awards and the amounts expensed were determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment (FAS 123R). The assumptions used in determining the values of the options are set forth in Note 17 to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC. The options for which expense is shown in this table include options granted in the given year as well as options granted in prior years for which we continued to recognize expense in such year. One-third of the options granted in 2007 have been forfeited because the 2007 and 2008 performance targets were not met.
(3)	Reflects the cash bonus compensation earned pursuant to the financial performance component of the Annual Incentive Plan. No performance amounts were paid for 2008 or 2007.
(4)	Reflects the increase in the actuarial present values of each named executive officer’s benefits under the SERP Agreements determined using the same method used by the Company for financial statement reporting purposes with respect to our audited financial statements for the given year. The actuarial value of Mr. Walker’s benefit under the SERP Agreements decreased by $56,769 and, accordingly, no value is included for Mr. Walker.
(5)	Amounts included in this column for 2008 are reflected in the following table:

	Mr. Collins	Mr. Walker	Mr. McLemore	Mr. Collinsworth	Mr. Jamison
Perquisites and other personal benefits	$15,527	$6,292	$18,725	$18,212	$4,898
Employer Contributions to 401(k) Plan	13,800	13,800	1,200	10,350	11,401
Directors Fees	18,000	10,560	—	3,840	3,360
Severance	—	845,932	—	—	—

Total	$47,327	$876,584	$19,925	$32,402	$19,659

Perquisites and Other Personal Benefits. For Mr. Collins these include country club membership dues of $3,600, personal use of company owned automobile of $173, automobile allowance of $10,000 and cellular phone expenses of

$1,754. For Mr. McLemore these include country club membership dues of $4,954, automobile allowance of $12,000 and cellular phone expenses of $1,771. For Mr. Collinsworth these include country club membership dues of $5,412, automobile allowance of $12,000 and cellular phone expenses of $800. For Mr. Jamison these include country club membership dues of $3,938 and cellular phone expenses of $960. For Mr. Walker these include country club membership dues of $3,980, personal use of company owned automobile of $556 and cellular phone expenses of $1,756. Perquisites are valued at the actual expense incurred by the Company in providing such perquisites.

Employer Contributions to 401(k) Plan. The Company provided a 100% match for employee contributions up to 6% of their annual compensation, subject to certain limitations imposed by the Internal Revenue Code. For purposes of the 401(k) Plan, compensation in excess of $245,000 is disregarded.

Directors Fees. Reflects “Fees Earned or Paid in Cash” for the executive’s service as a director of the Company or subsidiary bank as identified and itemized on page 28 of this proxy statement.

Severance. Reflects Mr. Walker’s severance payment in connection with his termination of employment. This payment has not been made as of the date of this Proxy Statement.

(6)	Mr. Walker resigned as President and Chief Executive Officer effective September 16, 2008.
(7)	Mr. Jamison was designated as an executive officer in December 2008 when he was promoted to Executive Vice President and Chief Credit Officer.

Grants of Plan-Based Awards

The Company did not grant plan-based awards to any of its named executive officers during 2008.

Employment Agreements. We are parties to employment agreements with each of our named executive officers, except for Mr. Jamison, including Mr. Walker until his resignation in September 2008.

The initial term of the employment agreements, as amended and restated in December 2007, expires December 18, 2010. Beginning on that date, and on each anniversary thereafter, the term of each agreement automatically will extend for additional one-year periods unless the other party gives prior notice of non-renewal. In the event of a change in control of the Company, the term of each agreement automatically will extend for an additional three years following the change in control. The employment agreements provide for an annual base salary which may be adjusted from year to year in the sole discretion of the Board of Directors or the Compensation Committee. The agreements provide that the executives will be eligible to participate in the employee benefit, option, bonus and other compensation programs that are generally provided to the Company’s senior officers. In addition, the executives will receive reimbursement for country club dues and assessments, a company vehicle or automobile allowance of $1,000 per month, and director fees for serving on the boards of directors of our subsidiary banks. The employment agreements also provide our named executive officers with severance benefits in the event of certain terminations of employment. These benefits are described in “Potential Payments upon Termination or Change in Control” on page 23 of this Proxy Statement.

Annual Cash Incentive Plan. For 2008, our Compensation Committee determined not to maintain an annual incentive program, and, therefore, our named executive officers did not receive annual incentive awards. In 2007 and 2006, our named executive officers participated in the Annual Incentive Plan, which had two components: awards earned based upon achievement of certain financial objectives, which are reflected in the Non-Equity Incentive Compensation column of the Summary Compensation Table, and awards earned within a discretionary pool, which are reflected in the Bonus column of the Summary Compensation Table on page 16 of this Proxy Statement. For 2007 and 2006, the maximum incentive opportunity was 45% of base salary for our Chief Executive Officer and 40% of base salary for our other named executive officers.

Outstanding Equity Awards at 2008 Fiscal Year End

The following table provides information concerning unexercised options outstanding as of December 31, 2008, for each of our named executive officers.

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date
Mr. Collins	5,000	(1)	—	(1)	—		20.09	6/01/2015
	—	(2)	—	(2)	33,333	(2)	20.92	5/14/2017
Mr. Walker(3)	—		—		—		—	—
Mr. McLemore	10,000	(4)	—	(4)	—		11.75	12/2/2012
	43,333	(5)	—	(5)	—		15.72	4/29/2014
	—	(2)	—	(2)	46,666	(2)	20.92	5/14/2017
Mr. Collinsworth	7,000	(6)	—	(6)	—		9.25	5/20/2009
	28,080	(7)	19,920	(7)	—		9.76	5/2/2012
	50,667	(5)	—	(5)	—		15.72	4/29/2014
	—	(2)	—	(2)	53,333	(2)	20.92	5/14/2017
Mr. Jamison	—	(8)	25,000	(8)			20.92	5/14/2017

(1)	Stock options awarded to Mr. Collins on June 1, 2005 under the 2004 Omnibus Stock Ownership and Long-Term Incentive Plan (the 2004 Plan). Under this award, Mr. Collins received options to acquire 15,000 shares of Common Stock. The options vest (become non-forfeitable) over a three-year period beginning on the date of grant if the Company achieved targeted annual earnings per share growth and targeted average annual earnings per share growth over the three-year period. All targets were met except for the 2007 annual earnings per share growth target and the average annual earnings per share growth target. As a result, four-sixths of the options did not vest and were forfeited. The vested options became fully exercisable on June 1, 2008.
(2)	Reflects stock options awarded on May 15, 2007 under the 2007 Omnibus Long-Term Incentive Plan (the 2007 Plan). Under these awards, the executives received options to acquire shares of Common Stock in the following amounts: Mr. Collins, 50,000; Mr. McLemore, 70,000 and Mr. Collinsworth, 80,000. The annual earnings per share growth targets for 2008 and 2007 were not met. As a result, one-third of the options did not vest and were forfeited. Vested options become exercisable over the three-year period beginning on the grant date. The following paragraphs reflect the schedule upon which the remaining options will become vested and exercisable, assuming all future earnings per share growth targets are met.

Mr. Collins: If the Company achieves annual earnings per share growth targets for 2009 (12% with respect to Tier 1 options and 15% with respect to Tier 2 options), 4,166 of the Tier 1 options and 4,167 of the Tier 2 options will vest (become non-forfeitable) on December 31, 2009, and of such options that vest, two-thirds will become exercisable on December 31, 2009 and one-third will become exercisable on May 15, 2010. If the Company achieves average earnings per share growth targets over the three-year period ending December 31, 2009 (12% with respect to Tier 1 Options and 15% with respect to Tier 2 Options), 12,500 of the Tier 1 options and 12,500 of the Tier 2 options will vest (become non-forfeitable) on December 31, 2009, and of such options that vest, two-thirds will become exercisable on December 31, 2009 and one-third will become exercisable on May 15, 2010. If the Company achieves annual earnings per share growth or average earnings per share growth between 12% and 15%, a pro rata number of Tier 2 options will vest (become non-forfeitable) on the dates indicated above.

Mr. McLemore: If the Company achieves annual earnings per share growth targets for 2009 (12% with respect to Tier 1 options and 15% with respect to Tier 2 options), 5,833 of the Tier 1 options and 5,834 of the Tier 2 options will vest (become non-forfeitable) on December 31, 2009, and of such options that vest, two-thirds will become exercisable on December 31, 2009 and one-third will become exercisable on May 15, 2010. If the Company achieves average earnings per share growth targets over the three-year period ending December 31, 2009 (12% with respect to Tier 1 Options and 15% with respect to Tier 2 Options), 17,500 of the Tier 1 options and 17,500 of the Tier 2 options will vest (become non-forfeitable) on December 31, 2009, and of such options that vest, two-thirds will become exercisable on December 31, 2009 and one-third will become exercisable on May 15, 2010. If the Company achieves annual earnings per share growth or average earnings per share growth between 12% and 15%, a pro rata number of Tier 2 options will vest (become non-forfeitable) on the dates indicated above.

Mr. Collinsworth: If the Company achieves annual earnings per share growth targets for 2009 (12% with respect to Tier 1 options and 15% with respect to Tier 2 options), 6,666 of the Tier 1 options and 6,667 of the Tier 2 options will vest (become non-forfeitable) on December 31, 2009, and of such options that vest, two-thirds will become exercisable on December 31, 2009 and one-third will become exercisable on May 15, 2010. If the Company achieves average earnings per share growth targets over the three-year period ending December 31, 2009 (12% with respect to Tier 1 Options and 15% with respect to Tier 2 Options), 20,000 of the Tier 1 options and 20,000 of the Tier 2 options will vest (become non-forfeitable) on December 31, 2009, and of such options that vest, two-thirds will become exercisable on December 31, 2009 and one-third will become exercisable on May 15, 2010. If the Company achieves annual earnings per share growth or average earnings per share growth between 12% and 15%, a pro rata number of Tier 2 options will vest (become non-forfeitable) on the dates indicated above.

(3)	Mr. Walker forfeited all outstanding options upon his resignation in September 2008.
(4)	Tier 1 stock options awarded to Mr. McLemore on December 2, 2002 under the 2002 Incentive Stock Option Plan (the 2002 Plan). The options vested and became exercisable in accordance with the 2002 Tier 1 Option Schedule discussed in footnote 7 below.
(5)	Stock options awarded on April 29, 2004 under the 2004 Plan. Under these awards, the executives received options to acquire shares of Common Stock in the following amounts: Mr. McLemore, 48,000; and Mr. Collinsworth, 56,000. The options were divided into two tiers, both of which vested (became non-forfeitable) over a three-year period beginning on the date of grant if the Company achieved targeted annual earnings per share growth and targeted average annual earnings per share growth over the three-year period. All targets were met except for the Tier 2 third year annual earnings per share growth target. As a result, one-sixth of the Tier 2 options did not vest and were forfeited. The vested options became exercisable over the same three-year period and currently are fully exercisable.
(6)	Stock options awarded to Mr. Collinsworth on May 20, 1999 under the 1999 Incentive Stock Option Plan (the 1999 Plan). Under this award, Mr. Collinsworth received options to acquire 7,000 shares of Common Stock. The options vested and became exercisable 20% per year over a five-year period beginning on the first anniversary of the date of grant.
(7)	Stock options awarded on May 2, 2002 under the 2002 Plan. Under this award, Mr. Collinsworth received options to acquire 48,000 shares of Common Stock. The options were divided into two tiers, both of which vested (became non-forfeitable) over a three-year period beginning on the date of grant if the Company achieved targeted annual earnings per share growth and targeted average annual earnings per share growth over the three-year period. All targets were met and the options are fully vested (and non-forfeitable). Vested options become exercisable over a 10-year period beginning on the first anniversary date of the grant date in accordance with the following schedule: 7.5% for years 1-3 (2003 to 2005), 12.0% for years 4-9 (2006 to 2011), and 5.5% in year 10 (2012).
(8)	Mr. Jamison’s options will cliff-vest on December 31, 2010, subject to Mr. Jamison being an active employee in good standing on such date.

Option Exercises and Stock Vested In Last Fiscal Year

The following table provides information regarding shares of restricted stock held by our named executive officers that became vested during 2008. Our named executive officers did not exercise any stock options in 2008.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2008

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Mr. Collins	—	—
Mr. Walker	800	5,008
Mr. McLemore	—	—
Mr. Collinsworth	460	2,880
Mr. Jamison	—	—

(1)	Reflects the closing price of our Common Stock ($6.26) on January 28, 2008, multiplied by the number of shares vesting on such date.

Pension Benefits under Supplemental Executive Retirement Plan Agreements

In August 2005, we entered into SERP Agreements with Messrs. Walker, McLemore and Collinsworth, each of which was amended effective December 31, 2008. Each of the SERP Agreements is an unfunded, non-qualified defined benefit retirement plan. The table below describes the benefits accrued to the named executive officers under the SERP Agreements as of December 31, 2008.

PENSION BENEFITS FOR FISCAL YEAR 2008

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)
Mr. Collins(2)	—	—	—
Mr. Walker	SERP	12	26,554
Mr. McLemore	SERP	6	72,727
Mr. Collinsworth	SERP	12	218,419
Mr. Jamison(2)	—	—	—

(1)	The actuarial present value of the accumulated benefit was determined using the interest ramp up method as prescribed by Accounting Principals Board Opinion No. 12, Omnibus Opinion, and based on a 7% discount rate and 4% annual salary growth rate. Executives are assumed to retire at the age of 65. Mortality is assumed from that date only. This was the same method used by the Company for financial statement reporting purposes with respect to our audited financial statements for 2008.
(2)	Neither Mr. Collins nor Mr. Jamison has a SERP Agreement with the Company.

Normal Retirement Benefit. Pursuant to the SERP Agreements, each executive will receive an annual normal retirement benefit when he reaches age 65. The normal retirement benefit is 65% of the executive’s final average compensation, increasing to 75% of final average compensation if our consolidated net income growth over the initial five plan years (2005 – 2009) averages at least 12% annually, or we undergo a change in control. The normal retirement benefit will be reduced by amounts that the executive is eligible to receive pursuant to Social Security benefits, certain qualified plan benefits and certain prior plan benefits. The annual normal retirement benefit will be paid in equal monthly installments over a 15-year period beginning on the first day of the month following the month the executive reaches age 65.

An executive’s “final average compensation” is the average of his final five calendar years of annual base salary (before reduction for any salary that has been deferred) prior to his retirement or other termination of employment. For purposes of this calculation, the executive’s base salary for the calendar year in which he terminates employment will be annualized. If the executive has been employed less than five full calendar years (counting the final year of employment as a full year), his “actual” final average compensation will be based on the number of full years worked (counting the final year of employment as a full year worked).

Early Termination Benefit. Upon an executive’s early termination of employment before reaching age 65 for any reason other than death, disability or termination for cause (as such terms are defined in the SERP Agreements), and before a change in control (as defined in the SERP Agreements), he will receive an “early termination benefit” equal to the vested portion of his accrued balance under the SERP Agreement as of the end of the month preceding his termination of employment. In the case of Messrs. Walker and Collinsworth, the executive began vesting in his accrued balance on a pro rata percentage based on the number of years that began on August 1, 2005 until he reaches age 65. In the case of Mr. McLemore, he began vesting in his accrued balance on a pro rata percentage based on the number of years that began on November 1, 2007 until he attains age 65. The early termination benefit will be paid in 180 consecutive equal monthly installments beginning on the first day of the month following the month the executive reaches age 65, but in no event will such payments commence earlier than 6 months after the date the executive terminates employment if he is a “specified employee” (as defined in Section 409A of the Internal Revenue Code) on such date. We will credit interest on the unpaid vested accrued balance at an annual rate equal to 7%, compounded monthly.

Disability Benefit. Upon an executive officer’s termination of employment by reason of disability before he reaches age 65, he will be entitled to a disability benefit of 100% of his accrued balance under the SERP Agreement as of the end of the month preceding his termination of service. The disability benefit will be paid in 180 consecutive equal monthly installments beginning on the first day of the month following the month he reaches age 65, but in no event will such payments commence earlier than 6 months after the date the executive terminates employment if he is a “specified employee” (as defined in Section 409A of the Internal Revenue Code) on such date. We will credit interest on the unpaid vested accrued balance at an annual rate equal to 7%, compounded monthly.

Change in Control Benefit. Upon the occurrence of a change in control of the Company, the executive will be entitled to receive a “change in control benefit” similar to the normal retirement benefit described above, except that the executive’s projected final average compensation will be used instead of his final average compensation. The executive’s “projected final average compensation” is equal to his final average compensation determined as if (1) he remained an employee until age 65, and (2) his annual base salary as of his termination date increased at an annual rate of 4%. The change in control benefit will be the present value, determined as of the date of the change in control, of fifteen years of annual payments of the normal retirement benefit, adjusted as described above, paid in a lump sum on the first day of the month following the change in control.

Death Benefits

Death during Active Service. If the executive dies while in active service and prior to a change in control, he will receive an annual benefit equal to 65% of his projected final average compensation, reduced by amounts that the executive is eligible to receive pursuant to Social Security benefits, certain qualified plan benefits, and certain prior plan benefits, determined as of the end of the month preceding his death. If he dies while in active service and following a change in control, the annual benefit will be the change in control benefit described above. The annual benefit will be paid to the executive’s beneficiary in equal monthly installments over a 15-year period beginning within 60 days following our receipt of the executive’s death certificate.

Death during Distribution of a Benefit. If the executive dies after distributions have commenced under his SERP Agreement but before receiving all distributions, we will pay his beneficiary the remaining benefits at the same time and in the same amounts that would have been distributed to the executive.

Death after Termination of Employment but before Benefit Distributions Commence. If the executive is entitled to benefit distributions under his SERP Agreement, but dies prior to the commencement of such distributions, we will pay his beneficiary the same benefits that the executive was entitled to prior to his death. The benefit distributions will commence within 60 days following our receipt of the executive’s death certificate.

Termination of SERP Agreements. If we terminate the SERP Agreement, the executive will be entitled to his accrued balance, determined as of the date the SERP Agreement is terminated. Except in certain limited circumstances, the executive will not be entitled to a distribution of his accrued balance when the SERP Agreement is terminated, but, instead, will receive such benefit at the earliest distribution event permitted under the SERP Agreement. Notwithstanding the foregoing, the executive will be entitled to receive his benefit on the date we terminate the SERP Agreement, if we terminate it: (i) within 30 days before or 12 months after a change in control, provided that we make all distributions no later than 12 months following such termination of the SERP Agreement and we terminate all arrangements similar to the SERP Agreements, if any; (ii) in connection with our dissolution or with the approval of a bankruptcy court; or (iii) in connection with the termination of all other similar arrangements, provided that such termination does not occur proximate to a downturn in our financial health, we make all distributions no earlier than 12 months and no later than 24 months after we terminate the SERP Agreement, and we do not adopt any new arrangements that are similar to the SERP Agreements for three years.

General. If an executive’s service is terminated for cause, we will not distribute any benefit under the SERP Agreements. The benefits under the SERP Agreements are non-transferable.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

As described in the narrative following the Summary Compensation Table on page 16 of this Proxy Statement, each of our named executive officers is party to an employment agreement, except for Mr. Jamison, which provides such executive with benefits in the event of certain terminations of employment.

Employment Agreements

The following describes the amended and restated employment agreements that we entered into with each of the named executive officers on December 18, 2007.

Termination for Cause; Resignation Without Good Reason. If an executive is terminated for cause or resigns without good reason, as such terms are defined in the employment agreements, he will receive his accrued rights, such as earned but unpaid base salary and any earned but unpaid benefits under Company incentive plans, which we refer to as the “accrued rights.” No special severance benefits are payable.

Termination Due to Death or Disability. If the executive dies, or if we terminate his employment due to disability (as defined in the employment agreements), the executive (or his estate) will receive his accrued rights.

Absent a Change in Control: Termination without Cause; Resignation for Good Reason. If, absent a change in control, an executive is terminated without cause or resigns for good reason, he will receive a lump sum cash severance payment equal to two times the sum of (a) his then current base salary, plus (b) his average annual cash incentive earned over the prior five years. The executive will also receive his accrued rights.

Termination Following Change in Control. In the event that a termination without cause or a resignation for good reason occurs within three years following a change in control of the Company (or, in certain circumstances, within one year prior to a change in control), the executive will be entitled to:

•	accrued rights;

•

a lump sum cash severance payment equal to 2.99 times his “base amount” under Section 280G of the Internal Revenue Code (the base amount typically is the executive’s average annual taxable compensation over the prior five years);

•

continuation of health care coverage under COBRA for a period of 18 months, with all premiums paid by the Company, and, if as of the end of such 18-month period, the executive has not obtained other employment which provides health care coverage, we will pay him a lump sum cash amount equal to the cost of such previous 18 months coverage;

•	acceleration of vesting of all stock options, restricted stock, and other equity awards, including the lapse of all time- and performance-based restrictions; and

•

acceleration of vesting under the Company’s retirement plans and a cash payment equal to the present value of the excess of (a) the benefit he would have been paid under each plan if he had been fully vested and had continued coverage for 18 months following termination, as if he had earned the severance payment during such period and had made contributions sufficient to earn the maximum matching contribution, if any, over (b) the benefit actually payable under each plan. This provision does not affect the benefits the executives receive under their SERP Agreements with the Company.

In the event that any of the severance benefits described above are subject to federal excise taxes under the “golden parachute” provisions under Section 280G of the Internal Revenue Code, the payments will be reduced to the extent necessary to avoid such excise taxes, but only if such reduction would result in a greater net benefit for the executive.

Restrictive Covenants

The employment agreements require the executives to refrain from soliciting customers or employees of the Company, or competing with the Company within a 50-mile radius of the main office for a one-year period after termination of employment. The agreements require the executives to refrain from hiring employees of the Company for an 18-month period after termination of employment and limit the executives’ ability to disclose or use any of the Company’s confidential information, trade secrets or business opportunities.

SERP Agreements

For a description of the termination benefits under the SERP Agreements, please see the discussion following the Pension Benefits for Fiscal Year 2008 table on page 20 of this Proxy Statement.

Summary of Potential Termination Payments

The following table reflects the value of termination payments and benefits that each of our named executive officers would receive under the employment agreements if they had terminated employment on December 31, 2008, under the circumstances shown. The table does not include accrued salary and benefits, or certain amounts that the named executive officers would be entitled to receive under certain plans or arrangements that do not discriminate in scope, terms or operation, in favor of our executive officers and that are generally available to all salaried employees. It also does not include values of awards that vested normally prior to December 31, 2008.

Officer	Equity with Accelerated Vesting ($)(1)	Severance ($)(2)	Insurance Benefits ($)(3)	Retirement Plan Benefits: SERP ($)(4)		Continued Benefits ($)(5)	Total ($)
Mr. Collins
Death	—	—	350,000	—		—	350,000
Disability	—	—	1,440,000	—		—	1,440,000
Termination for Cause or Resignation Without Good Reason	—	—	—	—		—	—
Retirement	—	—	—	—		—	—
Termination without Cause or Resignation for Good Reason	—	615,451	—	—		—	615,451
Termination in connection with a Change in Control(6)	—	567,781	—	—		29,637	597,418

Mr. McLemore
Death	—	—	350,000	1,960,650		—	2,310,650
Disability	—	—	2,160,000	357,360		—	2,517,360
Termination for Cause or Resignation Without Good Reason	—	—	—	39,705		—	39,705
Retirement	—	—	—	1,958,565		—	1,958,565
Termination without Cause or Resignation for Good Reason	—	502,088	—	39,705		—	541,793
Termination in connection with a Change in Control(6)	—	664,291	—	598,193	(7)	24,480	1,286,964

Mr. Collinsworth
Death	—	—	350,000	1,466,820		—	1,816,820
Disability	—	—	900,000	515,745		—	1,415,745
Termination for Cause or Resignation Without Good Reason	—	—	—	229,215		—	229,215
Retirement	—	—	—	1,532,640		—	1,532,640
Termination without Cause or Resignation for Good Reason	—	575,586	—	229,215		—	804,801
Termination in connection with a Change in Control(6)	—	994,363	—	844,811	(7)	34,578	1,873,752

Mr. Jamison
Death	—	—	301,600	—		—	301,600
Disability	—	—	3,120,000	—		—	3,120,000
Termination for Cause or Resignation Without Good Reason	—	—	—	—		—	—
Retirement	—	—	—	—		—	—
Termination without Cause or Resignation for Good Reason	—	—	—	—		—	—
Termination in connection with a Change in Control	—	—	—	—		—	—

(1)	Reflects the dollar value of unexercisable options that become exercisable upon the occurrence of a change in control (based on the $1.05 closing market price of our Common Stock on December 31, 2008, which was the last trading day in 2008). For purposes of this calculation, outstanding options having an exercise price less than the closing price of our Common Stock on such date have a value of $0. This benefit would be applicable regardless of whether the executive incurs a termination of employment.
(2)	For termination without cause or resignation for good reason absent a change in control, the amount is calculated as two times the sum of the current salary plus the average bonus earned over the five years prior to the year of termination. For termination without cause or resignation for good reason following a change in control, the amount is calculated as 2.99 times the “base amount” as defined in Section 280G of the Internal Revenue Code.
(3)	Death benefit is equal to two times the executive’s annual base salary (which is a death benefit available to all employees) with a maximum of $350,000. Disability benefit is equal to 60% of the executive’s annual base salary (which is a long-term disability benefit available to all employees), payable monthly until the executive reaches age 67, subject to a maximum monthly benefit of $10,000.
(4)	Reflects the benefits payable under the SERP Agreements, as described on page 20 of this Proxy Statement.
(5)	We valued the benefit of continuation of benefits for a period of 18 months as the cost to the Company of (a) providing a 100% match for the executive’s contributions to our 401(k) Plan, assuming his contribution remained the same as in fiscal year 2008, and (b) paying the premiums required for continued participation in medical benefits. This dollar value also includes the estimated lump sum cash payment payable at the end of the 18-month period equal to the cost of such previous 18 months coverage, assuming the executive has not obtained other employment which provides health care coverage.
(6)	The employment agreements contain a provision that in the event that any of the severance benefits are subject to federal excise taxes under the “golden parachute” provisions under Section 280G of the Internal Revenue Code, the payments will be reduced to the extent necessary to avoid such excise taxes, but only if such reduction would result in a greater net benefit for the executive.
(7)	The change in control benefit would be applicable regardless of whether the executive incurs a termination of employment, as described on page 21 of this Proxy Statement.

Separation Agreement with Mr. Walker

As noted in the Compensation Discussion and Analysis, on October 10, 2008, we entered into a Separation Agreement with Mr. Walker, pursuant to which he will receive a cash payment equal to $845,932, less withholdings for taxes and other required items, payable in a lump sum on the earlier of April 1, 2009, or Mr. Walker’s death. The payment is subject to regulatory approval and has not been paid as of the date of this Proxy Statement. In addition, Mr. Walker is entitled to his vested benefits under the Company’s Savings Incentive Plan and the Supplemental Executive Retirement Agreement between Mr. Walker, the Company and Security Bank of Bibb County, a wholly-owned subsidiary of the Company. Mr. Walker’s vested benefits under the Supplemental Executive Retirement Agreement total approximately $83,000, as described under “Early Termination Benefit,” related to the SERP agreements on page 21 of this Proxy Statement.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors oversees the compensation program of the Company on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement beginning on page 12.

In reliance on the review and discussion referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and in this Proxy Statement, each of which will be filed with the SEC.

Members of the Compensation Committee:

Joe E. Timberlake, III, Chairman

Frank H. Childs, Vice Chairman

Edward M. Beckham, II

Alford C. Bridges

Ruthie G. McMichael

Robert T. Mullis

Larry C. Walker

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The following directors served on the Compensation Committee during 2008: Joe E. Timberlake, III (Chairman), Frank H. Childs, Jr. (Vice Chairman), Edward M. Beckham, II, Alford C. Bridges, Ruthie G. McMichael, Robert T. Mullis and Larry C. Walker. None of such persons was an officer or employee of the Company during 2008 or at any time in the past and none of the Company’s executive officers has served as a member of a compensation committee or a board of directors of any other entity that has an executive officer serving as a member of the Company’s Board of Directors.

COMPENSATION OF DIRECTORS FOR FISCAL YEAR 2008

The following table sets forth the cash and other compensation paid by the Company to the members of the Board of Directors of the Company for all services in all capacities during 2008, other than to our named executive officers, whose director compensation is disclosed in the Summary Compensation Table. Our non-employee directors did not receive any grants of equity awards in 2008.

Name	Fees Earned or Paid in Cash ($)(1)	Total ($)
Alford C. Bridges	31,860	31,860
Edward M. Beckham II	15,400	15,400
Frank H. Childs, Jr.	15,600	15,600
Thad G. Childs, Jr.	11,200	11,200
Gerald R. Francis	4,400	4,400
Benjamin W. Griffith, III	2,400	2,400
Ruthie G. McMichael	14,400	14,400
Robert T. Mullis	30,340	30,340
Ben G. Porter	14,760	14,760
John W. Ramsey	18,180	18,180
T. Kevin Reece	12,900	12,900
Robert M. Stalnaker	18,600	18,600
H. Cullen Talton, Jr.	19,200	19,200
Joe. E. Timberlake, III	29,540	29,540
Larry C. Walker	15,800	15,800
Richard W. White, Jr.	29,940	29,940
James R. Williams	19,600	19,600

(1)	Consists of the amounts below, as further described in the narrative following the table.

Director	SBKC Fees ($)	Subsidiary Bank Fees ($)
Bridges (Chairman)	15,200	16,660
Beckham, II (Vice-Chairman)	10,000	5,400
F. Childs, Jr.	11,600	4,000
T. Childs, Jr.	7,200	4,000
Francis	4,400	—
Griffith, III	2,400	—
McMichael	10,400	4,000
Mullis	13,200	17,140
Porter	11,400	3,360
Ramsey	7,200	10,980
Reece(a)	3,600	9,300
Stalnaker	10,400	8,200
Talton, Jr.(b)	11,200	8,000
Timberlake, III	12,000	17,540
L. Walker	11,200	4,600
White, Jr.	13,600	16,340
Williams	11,200	8,400

(a)	Mr. Reece resigned from the Board of Directors effective February 28, 2008.
(b)	Mr. Talton retired from the Board of Directors effective May 15, 2008.

Director Compensation

Annual Retainer. Directors attending at least 75% of Board of Directors meetings receive an annual retainer of $13,000. However, due to the Company’s performance in 2008, the Board of Directors voluntarily forfeited their Annual Retainers.

Supplemental Retainer. Our Chairman and Vice Chairman receive an additional retainer of $5,000 and $2,000, respectively. These supplemental retainers were also forfeited for 2008.

Meeting Fees. Our directors receive $1,000 for each Board of Directors meeting attended, and $500 for each Board of Directors committee meeting attended. Directors are permitted to attend two meetings (Board of Directors or committee) via telephone without a reduction in the meeting fee. Thereafter, the meeting fees are reduced to $500 and $100 for Board of Directors and committee meetings attended via telephone, respectively. In August 2008, the Board of Directors voted to suspend meeting fees for the remainder of 2008.

Other Fees. Directors of the Company who are also members of the Board of Directors of our subsidiary banks are compensated for their service in those capacities in accordance with policies established by those entities. These fees were also suspended beginning in August 2008.

Directors Emeritus Program. Pursuant to our Directors Emeritus program, upon his or her retirement, each director will receive a monthly payment equal to the meeting fee in effect at the time of retirement. In exchange for this benefit, the director agrees that during the five-year benefit period, he or she will be available for consultation and will not serve with another financial institution within 25 miles of the Company.

Directors first elected prior to May 2002 are fully vested in their retirement benefit. Directors elected on or after May 2002 will vest in their retirement benefit upon completion of 10 years of service. Upon a change in control of the Company, each director will become fully vested in his or her retirement benefit, and any acquirer must expressly assume the obligation to pay such vested benefits.

TRANSACTIONS WITH RELATED PERSONS

The Company’s subsidiary banks have had commercial and mortgage banking transactions, and expect to continue to have commercial banking transactions, in the ordinary course of business with certain of their and the Company’s directors, nominees for director, executive officers and members of the immediate families of these persons and certain business organizations with which these persons are associated. These transactions include loans, commitments, lines of credit, and letters of credit, any of which may, from time to time, exceed $120,000. Each of these transactions, including any loans, has been made on substantially the same terms, including interest rates, repayment terms, and collateral, as those prevailing at the time for comparable transactions with other persons, and did not and do not involve more than normal risk of collectibility or present other features unfavorable to the Company or the Company’s subsidiary banks. Additional transactions with such persons and businesses are anticipated in the future. At December 31, 2008, the amount of credit extended to directors, executive officers and their associates was approximately $91.9 million.

Benjamin W. Griffith, III, a director, is the president and owner of Southern Pine Plantations, Inc. SPP Investments, LLC, a wholly owned subsidiary of Southern Pine Plantations, Inc., owns a building in Macon, Georgia wherein certain office space will be leased to the Company for its corporate headquarters. The annual base rent is expected to be approximately $609,000. In December 2006, after recommendation by the Policy Committee (which was replaced by the Executive Committee in 2008) and approval by the Board of Directors (with Mr. Griffith abstaining), this transaction was approved by the Audit Committee in accordance with the Company’s policies regarding related party transactions. During 2008, the Company paid Southern Pine Plantations, Inc. and it affiliates approximately $987,000 in connection with the lease of the corporate headquarters building.

Gerald R. Francis, a director, is a managing director of FSI Group, LLC (FSI). On April 28, 2008, the Company issued $40.0 million of unsecured subordinated notes to certain affiliates of FSI (the Notes). In connection with the issuance and sale of the Notes, the Company issued warrants to purchase shares of the Company’s voting Common Stock and stock appreciation rights to FSI. The stock appreciation rights were later converted into warrants to purchase shares of nonvoting Common Stock. During 2008, the Company paid certain affiliates of FSI approximately $2.6 million in interest on the Notes.

The Company recognizes that transactions between the Company and any of its directors or executives can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its shareholders. Therefore, as a general matter and in accordance with (1) the Code of Conduct for employees, officers and directors of the Company and (2) the Company’s Code of Ethics for Senior Financial Officers, it is the Company’s preference to avoid such transactions. Nevertheless, the Company recognizes that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of the Company. Therefore, the Company has adopted formal procedures that require the Company’s Audit Committee to review and, if appropriate, to approve or ratify any such transactions. Pursuant to the procedures, the Audit Committee will review any transaction in which the Company is or will be a participant and the amount involved exceeds $120,000, and in which any of the Company’s directors or executives had, has or will have a direct or indirect material interest. After its review, the Audit Committee will only approve or ratify those transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders, as the Audit Committee determines in good faith.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about our Common Stock that may be issued under all of our equity compensation plans as of December 31, 2008.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in first Column)
Equity compensation plans approved by security holders	53,000	(1)	$8.94	57,000
	274,500	(2)	$16.13	101,920
	448,667	(3)	$17.58	112,864
	678,332	(4)	$20.23	321,667
	—		—	362	(5)

Equity compensation plans not approved by security holders	—		—	—

Total	1,454,499		$18.23	593,813	(6)

(1)	1999 Incentive Stock Option Plan.
(2)	2002 Incentive Stock Option Plan.
(3)	2004 Omnibus Stock Ownership and Long-Term Incentive Plan.
(4)	2007 Omnibus Long-Term Incentive Plan.
(5)	2004 Employee Stock Purchase Plan.
(6)	All such shares are available for issuance pursuant to grants of full-value stock awards.

PROPOSAL II—RATIFICATION OF SELECTION OF THE INDEPENDENT AUDITORS

At its regular meeting on March 5, 2009, our Audit Committee voted to reappoint McNair, McLemore, Middlebrooks & Co., LLP as the independent auditors for Security Bank Corporation and its subsidiaries for the year ending December 31, 2009. McNair, McLemore, Middlebrooks & Co., LLP has served as our independent accountants since our inception, and we consider them to be well qualified.

While the Audit Committee is responsible for the appointment, compensation, retention, termination and oversight of the independent auditors, we are requesting, as a matter of good corporate governance, that the shareholders ratify the appointment of McNair, McLemore, Middlebrooks & Co., LLP as our principal independent auditors. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether to retain McNair, McLemore, Middlebrooks & Co., LLP and may retain that firm or another without re-submitting the matter to our shareholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of different independent auditors at anytime during the year if it determines that such change would be in the Company’s best interests and in the best interests of our shareholders.

Representatives of McNair, McLemore, Middlebrooks & Co., LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to answer your questions at that time.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE SELECTION OF MCNAIR, MCLEMORE, MIDDLEBROOKS & CO., LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009.

Fees Paid to McNair, McLemore, Middlebrooks & Co., LLP

McNair, McLemore, Middlebrooks & Co., LLP billed or will bill the Company or its subsidiaries for the aggregate fees of $668,172 and $879,316 for services provided during 2008 and 2007, respectively. These amounts include fees paid or to be paid by the Company for (1) professional services rendered for the audit of the Company’s annual financial statements and review of the quarterly financial statements, audit services related to Management’s Report on Internal Control over Financial Reporting and audit services related to the effectiveness of the Company’s internal control over financial reporting, (2) assurance and related services that are reasonably related to the audit of the Company’s financial statements, and (3) professional services rendered for tax compliance, tax advice and tax planning.

Audit Fees. In connection with the audit of the Company’s annual consolidated financial statements, including the audit of the management’s assessment of internal controls over financial reporting, and review of its Annual Report on Form 10-K for the year ended December 31, 2008 and the review of the Company’s interim consolidated financial statements included within Quarterly Reports on Form 10-Q as well as services performed in connection with the 2008 rights offering and subordinated debt offering and consents, the Company was billed $547,613 in 2008 and $775,428 in 2007 by McNair, McLemore, Middlebrooks & Co., LLP.

Audit-Related Fees. The Company was billed $51,843 in 2008 and $7,977 in 2007 by McNair, McLemore, Middlebrooks & Co., LLP for services performed in connection with employee benefit plan audits, services performed in connection with the 2008 rights offering and subordinated debt offering and consents, and comfort letter procedures.

Tax Fees. The Company was billed $57,881 in 2008 and $89,597 in 2007 by McNair, McLemore, Middlebrooks & Co., LLP for tax advice and tax compliance including the preparation of tax returns.

All Other Fees. The Company was billed $10,835 in 2008 and $6,314 in 2007 by McNair, McLemore, Middlebrooks & Co., LLP for services performed in connection with payroll tax returns and related payroll tax notices.

Pre-Approval Policies and Procedures

Under the Audit Committee Charter, which is reviewed annually as to its adequacy, the Audit Committee is required to approve in advance the terms of all audit services as well as all permissible audit related and non-audit services to be provided by the independent auditors. Unless a service to be provided by the independent auditors has received approval, it will require specific pre-approval by the Audit Committee.

The Audit Committee will approve the annual audit engagement terms and fees prior to the commencement of any audit work other than that necessary for the independent auditors to prepare the proposed audit approach, scope and fee estimates. The Audit Committee also will approve changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other items, if any.

In determining the approval of services by the independent auditors, the Audit Committee or its Chairman evaluates each service to determine whether the performance of such service would (1) impair the auditors’ independence; (2) create a mutual or conflicting interest between the auditors and the Company; (3) place the auditors in the position of auditing its own work; (4) result in the auditors acting as management or an employee of the Company; or (5) place the auditors in a position of being an advocate for the Company.

All of the services described above under the captions “Audit Fees,” “Audit Related Fees” and “Tax Fees” were approved by the Audit Committee pursuant to legal requirements and the Audit Committee Charter.

Audit Committee Review

The Audit Committee has reviewed the services rendered by McNair, McLemore, Middlebrooks & Co, LLP during 2008 and has determined that the services rendered are compatible with maintaining the independence of McNair, McLemore, Middlebrooks & Co, LLP as the Company’s independent auditors.

AUDIT COMMITTEE REPORT

The Company’s Audit Committee is comprised entirely of independent members, as defined by the Nasdaq Marketplace Rules. The Company’s Common Stock is traded on the Nasdaq Global Select Market. The Audit Committee recommends to the Board of Directors the independent accountants to be selected as the Company’s auditors and reviews the audit plan, financial statements, audit results and the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Audit Committee also reviews the internal audit reports of the Company’s affiliates and reviews comments from the affiliates as to exceptions noted in the reports. Edward M. Beckham, II serves as chairman of the Audit Committee.

During fiscal year 2008, the Company retained its independent auditors, McNair, McLemore, Middlebrooks & Co., LLP, to provide audit and non-audit services. The Audit Committee has considered whether the provision of non-audit services by the Company’s independent auditors is compatible with maintaining auditor independence. James R. McLemore, Chief Financial Officer of the Company, is not affiliated with McNair, McLemore, Middlebrooks & Co, LLP or related to any of its members.

The Audit Committee has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2008 with management. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. The Audit Committee has received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has considered the compatibility of non-audit services with the auditors’ independence and discussed with the independent accountants their independence and has concluded the auditors are independent from the Company and its management.

The Audit Committee discussed with the Company’s independent auditors the overall scope and plans for their integrated audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC. The Audit Committee and the Board of Directors have also approved the selection of McNair, McLemore, Middlebrooks & Co., LLP as the Company’s independent auditors for the fiscal year ending December 31, 2009.

Members of the Audit Committee:

Edward M. Beckham, II, Chairman

Alford C. Bridges

Ruthie G. McMichael

Robert M. Stalnaker

Joe E. Timberlake, III

Richard W. White, Jr.

James R. Williams

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, certain officers and persons who own more than 10 percent of our stock to file with the SEC initial reports of ownership and reports of changes in ownership of the Company’s Common Stock held by such persons on Forms 3, 4 and 5. These persons are also required to furnish us with copies of all forms they file under this regulation.

To our knowledge, based solely on our review of the copies of such forms furnished to us, and written representations from reporting persons that no other reports were required, during the year ended December 31, 2008, all Section 16(a) filing requirements applicable to our directors, officers and greater than 10 percent beneficial owners were met on a timely basis, with the following exceptions: Larry C. Walker failed to timely report 12 transactions (which occurred in prior years and were inadvertently omitted), Alford C. Bridges failed to timely report two transactions (both of which occurred in 2007), and each of Gerald R. Francis and Melville A. Jamison, II failed to timely file their Form 3. Mr. Walker subsequently reported such transactions on a Form 4 filed on May 13, 2008, Mr. Bridges subsequently reported such transactions on a Form 4 filed on April 9, 2008, and Messrs. Francis and Jamison subsequently filed their Form 3s on March 30, 2009, and March 26, 2009, respectively.

SOLICITATION OF PROXIES

We will pay all expenses incurred in the solicitation of proxies. Such costs include charges by brokers, fiduciaries and custodians for forwarding proxy materials to beneficial owners of Common Stock held in their names. Solicitation also may take place by mail, telephone, Internet and personal contact by our directors and executive officers without additional compensation.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

The SEC’s rules permit us, with your permission, to send a single set of Proxy Statements and Annual Reports on Form 10-K for the year ended December 31, 2008 to any household at which two or more shareholders reside if we believe that they are members of the same family. Each shareholder will continue to receive a separate proxy card. This procedure, known as householding, reduces the volume of duplicate information you receive and helps to reduce our expenses. In order to take advantage of this opportunity, we have delivered only one Proxy Statement and Annual Report on Form 10-K to multiple shareholders who share an address, unless we received contrary instructions from the affected shareholders prior to the mailing date. We will deliver a separate copy of the Proxy Statement or Annual Report on Form 10-K, as requested, to any shareholder at a shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of a Proxy Statement or Annual Report on Form 10-K, either now or in the future, you can request a separate copy of the Proxy Statement or Annual Report on Form 10-K by calling us at (478) 722-6200 or by writing to us at any time at the following address: Investor Relations, Security Bank Corporation, P.O. Box 4748, Macon, Georgia 31208.

A majority of brokerage firms have instituted householding. If your family has multiple holdings in the Company, you may have received householding notification directly from your broker. Please contact your broker directly if you have any questions, if you require additional copies of the Proxy Statement or Annual Report on Form 10-K, if you are currently receiving multiple copies of the Proxy Statement and Annual Report on Form 10-K and wish to receive only a single copy or if you wish to revoke your decision to household and thereby receive multiple statements and reports. These options are available to you at any time.

OTHER MATTERS WHICH MAY COME BEFORE THE ANNUAL MEETING

Our Board of Directors knows of no matters other than those referred to in the accompanying Notice of the Annual Meeting of Shareholders that may properly come before the Annual Meeting. However, if any other matter should be properly presented for consideration and voting at the Annual Meeting or any adjournments thereof, it is the intention of the persons named as proxies on the form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in the best interest of the Company.

Whether or not you expect to be present at the Annual Meeting in person, please vote, sign, date and return the enclosed proxy card promptly in the enclosed business reply envelope. No postage is necessary if mailed in the United States. If you prefer, you can vote by telephone or Internet voting by following the instructions on the enclosed proxy card or on the Notice of Internet Availability of Proxy Materials.

SHAREHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

Proposals of shareholders of the Company intended to be presented for consideration at the 2010 Annual Meeting of Shareholders of the Company must be received by the Company at its principal executive offices on or before December 11, 2009, in order to be included in the Company’s Proxy Statement and form of proxy relating to the 2010 Annual Meeting of Shareholders. Any shareholder proposal not received at the Company’s principal executive offices by February 24, 2010 will be considered untimely and, if presented at the 2010 Annual Meeting of Shareholders, the proxy holders will be able to exercise discretionary authority to vote on any such proposal to the extent authorized by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended.

ANNUAL REPORT

A copy of our Annual Report on Form 10-K for the year ended December 31, 2008, which contains audited financial statements and footnote disclosures as filed with the SEC, accompanies this Proxy Statement and is posted at the following website address: http://www.cfpproxy.com/4556. The 2008 Annual Report on Form 10-K is not a part of our soliciting materials.

ANY SHAREHOLDER WHO HAS NOT RECEIVED A COPY OF OUR MOST RECENT ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES AS FILED WITH THE SEC SHALL BE FURNISHED A COPY WITHOUT CHARGE UPON WRITTEN REQUEST. PLEASE DIRECT YOUR WRITTEN REQUEST TO: INVESTOR RELATIONS, SECURITY BANK CORPORATION, P. O. BOX 4748, MACON, GEORGIA 31208.

REVOCABLE PROXY

SECURITY BANK CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders and Proxy Statement and does hereby appoint Ben G. Porter, Larry C. Walker and James R. Williams, and each of them with full powers of substitution, as proxies of the undersigned, to represent the undersigned and to vote all shares of SECURITY BANK CORPORATION (“SBKC”) common stock that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of SBKC, to be held at the Macon Centreplex, 200 Coliseum Drive, Macon, Georgia 31217 at 2:00 p.m. on May 28, 2009, and at any adjournment thereof.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA

THE INTERNET OR BY TELEPHONE.

(Continued, and to be marked, dated and signed, on the other side)

ê                    FOLD AND DETACH HERE                    ê

SECURITY BANK CORPORATION — ANNUAL MEETING, MAY 28, 2009

YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:

1.	Call toll free 1-866-598-8913 on a Touch-Tone Phone. There is NO CHARGE to you for this call.

or

2.	Via the Internet at https://www.proxyvotenow.com/sbkc and follow the instructions.

or

3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

4556

z							{
☒ PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY SECURITY BANK CORPORATION The Board of Directors recommends a vote FOR Proposals I and II.				Annual Meeting of Shareholders MAY 28, 2009

	For	Withhold All	For All Except		For	Against	Abstain
PROPOSAL I: The election of 5 members of the Board of Directors NOMINEES:	☐	☐	☐	PROPOSAL II: Ratification of McNair, McLemore, Middlebrooks & Co. LLP as the independent auditors for Security Bank Corporation.	☐	☐	☐
(01) Frank H. Childs, Jr. (02) Tony E. Collins (03) Gerald R. Francis (04) Robert T. Mullis (05) Joe E. Timberlake, III

In their discretion, the Proxies are authorized to vote on such other business as may properly come before the Meeting or any adjournments. This Proxy may be revoked at any time prior to voting hereto.

This Proxy, when properly executed, duly returned and not revoked, will be voted in accordance with the directions given by the undersigned shareholder. If no direction is made, it will be voted in favor of Proposals I and II listed on this Proxy.

INSTRUCTION: To withhold authority to vote for any nominee(s), mark “For All Except” and write that nominee(s’) name(s) or number(s) in the space provided below.				Mark here if you plan to attend the meeting			☐
				Mark here for address change and note change			☐

Note: Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the signatory is a corporation, sign the full corporate name by a duly authorized officer.

Please be sure to date and sign	Date
this proxy card in the box below.

Sign above

x	IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW	y

é    FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL    é

PROXY VOTING INSTRUCTIONS

Shareholders of record have three ways to vote:

1.	By Mail; or
2.	By Telephone (using a Touch-Tone Phone); or
3.	By Internet.

A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3 a.m., May 28, 2009. It is not necessary to return this proxy if you vote by telephone or Internet.

Vote by Telephone	Vote by Internet
Call Toll-Free on a Touch-Tone Phone anytime prior to 3 a.m., May 28, 2009:	anytime prior to 3 a.m., May 28, 2009 go to
1-866-598-8913	https://www.proxyvotenow.com/sbkc

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 28, 2009.

The 2009 Proxy Statement and Annual Report on Form 10-K are available at http://www.cfpproxy.com/4556.

Your vote is important!